Exhibit 99.1

FOR IMMEDIATE RELEASE
A NASDAQ Listed Company: SGC

SUPERIOR GROUP OF COMPANIES, INC. REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021

●	Excluding PPE sales, Fourth quarter net sales increased 28% and Annual net sales were up 26%
●	Excluding PPE sales, BAMKO Fourth quarter net sales increased 41% and Annual net sales were up 65%
●	The Office Gurus Fourth quarter net sales increased 45% and Annual net sales were up 54%

SEMINOLE, Fla. – March 9, 2022 – Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its fourth quarter and year-end operating results for 2021.

The Company announced that for the year ended December 31, 2021, net sales increased $10.3 million or 2.0% to $537.0 million compared to $526.7 million in 2020. Pre-tax income was $33.1 million compared to $51.5 million in 2020. Net income for the fiscal year 2021 was $27.2 million, or $1.69 per diluted share, compared to $41.0 million, or $2.65 per diluted share in 2020.  2021 Pre-tax income was reduced by a noncash charge of $7.8 million related to the termination of the Company’s two defined benefit pension plans.  Net income for 2021 was reduced by $7.2 million or $0.45 per diluted share as a result of these charges.

Net sales for the fourth quarter ended December 31, 2021 were $142.0 million, a decrease of 2.3% compared to the 2020 fourth quarter of $145.4 million. Pre-tax income was $4.4 million compared to $15.9 million in the 2020 fourth quarter. Net income for the fourth quarter ended December 31, 2021 was $4.0 million, or $0.25 per diluted share, compared to $12.5 million, or $0.79 per diluted share, reported for the fourth quarter 2020.  Net income for the fourth quarter was reduced by $0.9 million as a result of final charges associated with the termination of the pension plans discussed above.

Michael Benstock, Chief Executive Officer, commented, “We are very pleased to report that we exceeded our sales guidance for 2021, in spite of the impacts of the pandemic and supply chain difficulties.  It was quite an achievement to be able to exceed 2020 net sales in 2021 despite the fact that net sales of PPE in 2021 decreased to $38.6 million as compared to $131.2 million of PPE sales in 2020. From a bottom line perspective, inflationary and other cost pressures intensified during the year, negatively impacting our results.  Additionally, as the supply of PPE goods overwhelmed the market, we determined that it was necessary to take write downs against our remaining PPE inventory of $2.0 million in 2021 with $1.6 million of this amount being recorded in the fourth quarter.  While this was a negative impact for earnings in 2021, I would point out that we sold approximately $170.0 million in PPE product in 2020 and 2021 combined.  As we begin to move past the difficult comparisons with the tremendous sales of these PPE products, we believe we are well positioned to continue to show significant growth going forward and continuing improvements in our operating results.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Wednesday, March 9, 2022 at 10:00 a.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast and archived replay can also be accessed in the investor information section of the Company’s website at www.superiorgroupofcompanies.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 10:00 a.m. Eastern Time on March 30, 2022. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 2243871 for all replay access.

Disclosure Regarding Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release may include, without limitation: (1) the projected impact of the current coronavirus (COVID-19) pandemic on our, our customers’, and our suppliers’ businesses, (2) projections of revenue, income, and other items relating to our financial position and results of operations, (3) statements of our plans, objectives, strategies, goals and intentions, (4) statements regarding the capabilities, capacities, market position and expected development of our business operations, and (5) statements of expected industry and general economic trends.

Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the following: the impact of competition; the effect of uncertainties related to the current coronavirus (COVID-19) pandemic on the U.S. and global markets, our business, operations, customers, suppliers and employees, including without limitation the length and scope of the restrictions imposed by various governments and success of efforts to deliver a vaccine on a timely basis, among other factors; general economic conditions, including employment levels, in the areas of the United States of America (“United States”)  in which the Company’s customers are located; changes in the healthcare, industrial, retail, hotels, food service, transportation and other industries where uniforms and service apparel are worn; our ability to identify suitable acquisition targets, successfully integrate any acquired businesses, successfully manage our expanding operations, or discover liabilities associated with such businesses during the diligence process; the price and availability of cotton, polyester and other manufacturing materials; attracting and retaining senior management and key personnel and other factors described in the Company’s filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers.

Fashion Seal Healthcare®, HPI® and WonderWink® are our core uniform brands. Each is one of America’s leading providers of uniforms and image apparel in the markets we serve. We specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 7 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions®, Public Identity®, Gifts By Design and Sutter’s Mill Specialties are our signature promotional product companies. We provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for our customers in order to accelerate their growth and improve our customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Andrew D. Demott, Jr.

COO & CFO

727-803-7135

-OR-

Hala Elsherbini

Three Part Advisors

Senior Managing Director

214-442-0016

Comparative figures are as follows:

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except shares and per share data)

	Years Ended December 31,
	2021	2020	2019
Net sales	$536,986	$526,697	$376,701

Costs and expenses:
Cost of goods sold	350,972	337,932	247,772
Selling and administrative expenses	142,060	136,515	107,282
Other periodic pension costs	1,786	955	1,962
Pension plan termination charge	7,821	-	-
Interest expense	1,220	2,003	4,399
	503,859	477,405	361,415
Gain on sale of property, plant and equipment	-	2,164	-
Income before taxes on income	33,127	51,456	15,286
Income tax expense	5,887	10,430	3,220
Net income	$27,240	$41,026	$12,066

Net income per share:
Basic	$1.76	$2.72	$0.81
Diluted	$1.69	$2.65	$0.79

Weighted average shares outstanding during the period
Basic	15,438,849	15,075,134	14,945,165
Diluted	16,091,070	15,508,420	15,266,408

Cash dividends per common share	$0.46	$0.40	$0.40

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and par value data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$8,935	$5,172
Accounts receivable, less allowance for doubtful accounts of $6,393 and $7,667, respectively	107,053	101,902
Accounts receivable - other	5,546	1,356
Inventories	120,555	89,766
Contract assets	38,018	39,231
Prepaid expenses and other current assets	18,688	11,030
Total current assets	298,795	248,457
Property, plant and equipment, net	49,690	36,644
Operating lease right-of-use assets	8,246	3,826
Intangible assets, net	60,420	58,746
Goodwill	39,434	36,116
Other assets	13,186	10,135
Total assets	$469,771	$393,924

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,340	$39,327
Other current liabilities	38,989	44,670
Current portion of long-term debt	15,286	15,286
Current portion of acquisition-related contingent liabilities	4,507	5,589
Total current liabilities	111,122	104,872
Long-term debt	100,845	72,372
Long-term pension liability	15,420	14,574
Long-term acquisition-related contingent liabilities	2,569	1,892
Long-term operating lease liabilities	3,729	1,599
Deferred tax liability	2,085	450
Other long-term liabilities	9,211	6,535
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 16,127,505 and 15,391,660 shares, respectively	16	15
Additional paid-in capital	69,351	61,844
Retained earnings	161,636	141,972
Accumulated other comprehensive income (loss), net of tax:	-	0
Pensions	(4,577)	(10,898)
Cash flow hedges	47	69
Foreign currency translation adjustment	(1,683)	(1,372)
Total shareholders’ equity	224,790	191,630
Total liabilities and shareholders’ equity	$469,771	$393,924

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$27,240	$41,026	$12,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,291	8,132	8,272
Provision for bad debts - accounts receivable	2,260	6,746	1,323
Share-based compensation expense	4,010	2,530	1,484
Deferred income tax provision (benefit)	(998)	(4,987)	(1,595)
Gain on sale of property, plant and equipment	-	(2,164)	(5)
Change in fair value of acquisition-related contingent liabilities	2,936	4,119	(74)
Pension plan termination charge	7,821	-	-
Changes in assets and liabilities, net of acquisition of businesses:
Accounts receivable	(2,575)	(29,251)	(17,104)
Accounts receivable - other	(4,189)	(273)	660
Contract assets	1,212	(699)	10,703
Inventories	(21,753)	(16,763)	(4,984)
Prepaid expenses and other current assets	(7,378)	(1,474)	(3,479)
Other assets	(2,325)	464	(1,717)
Accounts payable and other current liabilities	1,007	32,690	10,904
Payment of acquisition-related contingent liabilities	(4,221)	-	-
Long-term pension liability	1,951	(508)	2,138
Other long-term liabilities	2,791	1,771	1,415
Net cash provided by operating activities	17,080	41,359	20,007

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(17,696)	(11,857)	(9,672)
Proceeds from disposals of property, plant and equipment	-	5,284	5
Acquisition of businesses	(16,434)	-	-
Net cash used in investing activities	(34,130)	(6,573)	(9,667)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings of debt	250,608	202,349	165,314
Repayment of debt	(223,025)	(234,063)	(163,645)
Payment of cash dividends	(7,237)	(6,111)	(6,046)
Payment of acquisition-related contingent liabilities	(1,641)	(1,966)	(961)
Proceeds received on exercise of stock options	2,703	1,927	283
Tax withholdings on exercise of stock rights	(584)	(66)	-
Tax (provision) benefit from vesting of acquisition-related restricted stock	171	(13)	30
Common stock reacquired and retired	-	(500)	(1,685)
Net cash provided by (used in) financing activities	20,995	(38,443)	(6,710)

Effect of currency exchange rates on cash	(182)	(209)	46
Net increase (decrease) in cash and cash equivalents	3,763	(3,866)	3,676
Cash and cash equivalents balance, beginning of year	5,172	9,038	5,362
Cash and cash equivalents balance, end of year	$8,935	$5,172	$9,038

Supplemental disclosure of cash flow information:
Income taxes paid	$14,632	$13,390	$7,146
Interest paid	$1,298	$1,490	$3,979

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands, except shares and per share data)

	Years Ended December 31,
	2021	2020	2019
Net income	$27,240	$41,026	$12,066
Adjustment for items:
Pension plan termination charge	7,821	-	-
Tax impact of adjustment	(610)	-	-
Adjusted net income(1)	$34,451	$41,026	$12,066

Diluted net income per share	$1.69	$2.65	$0.79
Adjustment for items, after-tax, per diluted share	0.45	-	-
Diluted adjusted net income per share(1)	$2.14	$2.65	$0.79

Weighted average shares outstanding during the period
Diluted	16,091,070	15,508,420	15,266,408

(1) Adjusted net income and diluted adjusted net income per share, which are non-GAAP measures, are defined as net income and net income per share, excluding the impact of pension plan termination charges (net of tax). Management believes adjusted net income and diluted adjusted net income per share provides useful information to investors because it allows management, investors and others to evaluate and compare our operating results from period to period by removing the impact of pension plan termination charges not appropriately reflective of our core business.